EXHIBIT 99.1

(Translation)

Financial Results for the First Quarter of the Fiscal Year Ending March 31, 2016 [US GAAP] [Consolidated]

May 6, 2016

Company name	Acucela Inc.
Stock exchange listing	Tokyo Stock Exchange Mothers Market (Foreign Stocks)
Code number	4589
URL	http://www.acucela.jp/
Representative	Dr. Ryo Kubota
Title: Chairman, President and Chief Executive Officer
Attorney-in-fact	Baker & McKenzie (Gaikokuho Joint Enterprise)
Ken Takahashi (Telephone: 03-6271-9900)
Contact	Tomomi Sukagawa, Director of Investor Relations and Communications
Japan Office, Acucela Inc.
(Telephone: 03-5789-5872)
Scheduled date of quarterly report submission	May 10, 2016
Scheduled date of dividend payment commencement	—
Supplementary materials for financial results	Yes
Earnings announcement for financial results	Yes (for analysts only)

(Figures rounded down to the nearest thousand)

In this document, unless the context otherwise requires, references to “we”, “our”, “us”, the “Company” or “Acucela” mean Acucela Inc., a Washington corporation and its subsidiaries. All information is provided as of March 31, 2016, unless otherwise stated.

1. Financial Results for the Three Months Ended March 31, 2016 in FY2016 (Consolidated) (January 1, 2016 to March 31, 2016)
(1) Consolidated Operating Results (cumulative)
(Unit: US$ and ¥ in thousands, except % change from the previous fiscal year)

	Revenue from collaborations		Loss from operations		Loss before income tax		Net loss
	$3,756		$(12,943)		$(12,574)		$(12,591)
1Q FY2016 (Consolidated)	¥423,226	(47.9)%	¥(1,458,417)	NA	¥(1,416,838)	NA	¥(1,418,754)	NA
	$7,215		$(4,159)		$(3,940)		$(3,940)
1Q FY2015 (Unconsolidated)	¥812,986	(31.6)%	¥(468,636)	NA	¥(443,959)	NA	¥(443,959)	NA

(Note) 1Q FY2016 (Consolidated) comprehensive loss: US $12.2 million (JPY ¥1,369.3 million); 1Q FY2015 (Unconsolidated) comprehensive loss: US $3.7 million (JPY ¥412.0 million)

1Q FY 2016 represents consolidated results whereas 1Q FY 2015 are unconsolidated. All of the operating results, financial position and cash flows of a newly founded subsidiary are immaterial. Change from the previous fiscal year is based on the above number.

(Unit: US$ and ¥, except for %)

	Basic loss per share	Diluted loss per share

	$(0.34)	$(0.34)
1Q FY2016 (Consolidated)	¥(38)	¥(38)
	$(0.11)	$(0.11)
1Q FY2015 (Unconsolidated)	¥(12)	¥(12)

(2) Financial Position
(Unit: US$ and ¥ in thousands, except for % and per share data)

	Total assets	Net assets	Shareholders’ equity	Shareholders’ equity ratio

	$168,818	$161,020	$161,020
As of March 31, 2016 (Consolidated)	¥19,022,418	¥18,143,735	¥18,143,735	95%
	$175,950	$166,434	$166,434
As of December 31, 2015 (Consolidated)	¥19,826,047	¥18,753,783	¥18,753,783	95%

Note: The original financial statements of the Company for FY2016 Q1 and FY2015 Q1 are expressed in U.S. dollar. Amounts as to operating results and financial position in parenthesis are converted (JPY in thousands except for per share amounts (JPY)) at the rate of 1 USD = 112.68, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on March 31, 2016 for the sake of convenience.

2. Dividends
(Unit: US$ and ¥ in thousands, except for %)

	Annual dividend per share
	First Quarter	Second Quarter	Third Quarter	Year-end	Total
	$—	$—	$—	$—	$0
FY2015 (Consolidated)	¥—	¥—	¥—	¥—	¥0
	$—	$—	$—	$—	$0
FY2016 (Consolidated)	¥—	¥—	¥—	¥—	¥0
	$—	$—	$—	$—	$0
FY2016 (forecast)	¥—	¥—	¥—	¥—	¥0
(Note) Revisions to dividend forecast most recently announced: None.

3. Projected Financial Results for FY2016 (Consolidated) (January 1, 2016 to December 31, 2016)
(Unit: US$ and ¥ in thousands, except for % and per share data)

	Revenue from collaborations (low)	Revenue from collaborations (high)	Loss from operations (low)	Loss from operations (high)	Income (loss) before income tax (low)	Income (loss) before income tax (high)	Net loss (low)	Net loss (high)
Full Year 2016 Forecast	$25,000	$27,500	$(37,440)	$(36,940)	$(36,940)	$(35,740)	$(36,940)	$(35,740)
	¥2,817,000	¥3,098,700	¥(4,218,739)	¥(4,162,399)	¥(4,162,399)	¥(4,027,183)	¥(4,162,399)	¥(4,027,183)
Full Year 2015 Results		$24,067		$(26,556)		$(25,459)		$(25,509)
		¥2,711,870		¥(2,992,330)		¥(2,868,720)		¥(2,874,355)
Percentage Change (%) - omitted where not meaningful	3.9%	14.3%	—%	—%	—%	—%	—%	—%

	Net loss per share (low)¹	Net loss per share (high)¹
Full Year 2016 Forecast	$(0.99)	$(0.96)
	¥(112)	¥(108)
Full Year 2015 Results		$(0.71)
		¥(80)
Percentage Change (%) - omitted where not meaningful	—%	—%

1 - Net income (loss) per share was computed for Full Year Revised 2016 Forecast using 37,389,967 weighted average shares for expected basic and diluted shares outstanding.

Note 1: Earnings forecast of the Company is based on U.S. dollar amounts. Amounts as to the earnings forecast for Full Year 2016 are converted amounts (JPY (¥) in thousands except for per share amounts) at the rate of 1 USD = 112.68, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on March 31, 2016 the sake of convenience.

Note 2: Revisions to projected financial forecast most recently announced: None.

Note 3: Brackets for 'low' denominate the low end of the range for revenue from collaborations, loss from operations, loss before income taxes and net loss. Brackets for 'high' denominate the high end of the range for revenue from collaborations, loss from operations, loss before income taxes and net loss.

4. Others
(1) Changes in significant subsidiaries during the period (changes in specified subsidiaries resulting in a change in scope of consolidation): Not Applicable

(2) Adoption of simplified accounting method or specific accounting methods: None

(3) Changes in accounting principles, procedures, and the method of presentation
         (i) Changes caused by revision of accounting standards, etc: None
        (ii) Changes other than (i) None

(4) Number of shares issued and outstanding (common stock)

1) Number of shares issued and outstanding as of the end of the reporting period (including treasury stock):

Number of Common Shares (in thousands)
As of March 31, 2016 (Consolidated)	37,390
As of December 31, 2015 (Consolidated)	36,517

    2) Number of shares of treasury stock as of the end of the reporting period:

Number of Treasury Shares (in thousands)
As of March 31, 2016 (Consolidated)	none
As of December 31, 2015 (Consolidated)	none

3) Average number of shares outstanding during the reporting period:

Weighted Average Number of Common Shares (in thousands)
1Q FY2016 (Consolidated)	36,891
1Q FY2015 (Unconsolidated)	35,809

* Implementation status of quarterly review procedures
The quarterly financial report is exempt from quarterly review procedures as stipulated under the Financial Instruments and Exchange Act of Japan.

* Disclaimer Regarding Forward-Looking Statements and Other Items of Note
Forecasts and other forward-looking statements included in this report are based on information currently available and certain assumptions that the Company deems reasonable. Actual performance and other results may differ significantly due to various factors.

(Note) Translation from USD into Japanese Yen in this document has been made at the rate of 1 USD = 112.68, (TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on March 31, 2016.

1. Qualitative Information for the First Quarter of FY2016 (Consolidated)

(1) Qualitative Information on Operating Results

Comparison of the Three Month Periods Ended March 31, 2016 and March 31, 2015
Revenue from collaborations. Revenues from collaborations for approximately $3.8 million (¥423.2 million) in the three months ended March 31, 2016, represent a decrease of approximately $3.5 million (¥389.8 million), or 47.9% as compared to the prior year.
By program, revenues were as follows (in thousands US$, except for %):

	Three Months Ended March 31,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	$3,756	$7,214	$(3,458)	(47.9)%
OPA-6566	—	1	(1)	(100.0)%
Total	$3,756	$7,215	$(3,459)	(47.9)%
By program, revenues were as follows (in thousands JPY (¥), except for %):

	Three Months Ended March 31,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	¥423,226	¥812,848	¥(389,622)	(47.9)%
OPA-6566	—	138	(138)	(100.0)%
Total	¥423,226	¥812,986	¥(389,760)	(47.9)%

The decrease in revenue from collaborations for the three months ended March 31, 2016 compared to the same period in 2015 was primarily due to fewer billable full time employees and activities related to Emixustat as compared to prior year. The treatment period for the Emixustat Phase 2b/3 clinical trial was recently completed and we currently expect the Phase 2b/3 clinical trial topline results in June 2016.
Research and development. Research and development expense for the three months ended March 31, 2016 totaled approximately $8.9 million (¥1.0 billion).
By program, our research and development expenses were as follows (in thousands US$, except for %):

	Three Months Ended March 31,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	$3,477	$5,444	$(1,967)	(36.1)%
Internal Research	5,442	422	5,020	1,189.6%
Total	$8,919	$5,866	$3,053	52.0%

By program, our research and development expenses were as follows (in thousands JPY (¥), except for %):

	Three Months Ended September 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	¥391,817	¥613,458	¥(221,641)	(36.1)%
Internal Research	613,176	47,523	565,653	1,190.3%
Total	¥1,004,993	¥660,981	¥344,012	52.0%

Research and development expense of $8.9 million (¥1.0 billion) increased $3.1 million (¥344.0 million) or 52.0% in the three months ended March 31, 2016 compared to the same period in 2015, primarily due to an upfront fee of $5.0 million (¥563.4 million), paid to YouHealth in connection with the option and license agreement for lanosterol technology. This option fee was offset by a decrease in research and development expense related to clinical programs under the Emixustat Agreement, due to the completion of the treatment period in the ongoing Phase 2b/3 clinical trial and related wind down in activities related to such clinical trial.
As a consequence of our Strategic Plan, we expect that total research and development expenses will increase and that we will incur net losses from our operating activities for the upcoming fiscal year and beyond. We also expect that research and development expenses will increase in the near term as a result of potential upfront and milestone payments we make, as we execute on our Strategic Plan through in-licensing transactions.
General and administrative. General and administrative expenses increased $2.3 million (¥256.0 million) in the three months ended March 31, 2016 compared to the same period in the prior year primarily due to the following additional expenses:

•
approximately $2.4 million (¥266.3 million)of stock compensation expense of which $2.0 million (¥219.5 million) related to a new grant awarded to Dr. Kubota which fully vested as of March 31, 2016, $0.2 million (¥17.4 million) related to existing employees' grants, and $0.1 million (¥16.8 million) related to the new grants awarded to our Board of Directors;

•	approximately $1.0 million (¥113.3 million), attributable to legal, filing fees, and accounting and compliance services related to the proposed Redomicile Transaction;

•	approximately $0.4 million (¥41.7 million), related to accounting and compliance services, our internal audit function, and enterprise risk management system consulting;

•	approximately $0.2 million (¥22.2 million), attributable to legal fees related to business development due diligence;

•	partially offset by a prior year increase of $1.2 million (¥131.9 million), attributable to company incurred legal and consulting expenses related to our May 1, 2015 special shareholders meeting; and

•	a decrease of approximately $0.6 million (¥64.6 million) in bonus payments, made during the prior year related to employee retention and equity equalization programs.
Income tax expense. Income tax expense for the three months ended March 31, 2016 and 2015, respectively, was zero, due to the Company having established a full valuation allowance against our deferred tax assets.
Net income (loss) per share. Please see Per Share Information in Notes on the Consolidated Financial Statements.

(2) Qualitative Information on Financial Condition

We anticipate that potential drug candidates developed under our Strategic Plan may be developed independently, and our expenditures on such programs will not be funded by collaborative partners. As a consequence, we expect that our total research and development expenses may increase and that we will incur net losses from our operating activities in the near term. We also expect that research and development expenses may increase in the near term as a result of potential upfront and milestone payments we make as we execute on our Strategic Plan through in-licensing transactions.
Cash and cash equivalents include all short-term, highly liquid investments with an original maturity date of three months or less as of the date of purchase. Cash equivalents consist of money market funds. Investments with maturities between three months and one year at the date of purchase are classified as short-term investments. Short-term investments are comprised of corporate debt securities and certificates of deposit.
As of March 31, 2016 and December 31, 2015, we had cash, cash equivalents and investments of $163.6 million (¥18.4 billion) and $166.5 million (¥18.8 billion), respectively. Amounts on deposit with third-party financial institutions may exceed the applicable Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation insurance limits, as applicable.
The following table shows a summary of our cash flows for the three months ended March 31, 2016 and 2015, (in US$ and JPY (¥) thousands):

Three Months Ended March 31,	Cash flows from operating activities	Cash flows from investing activities	Cash flows from financing activities	Cash and cash equivalents—end of period
	$(6,648)	$5,536	$3,744	$7,720
2016	¥(749,109)	¥623,814	¥421,875	¥869,896
	$(467)	$109	$2	$18,422
2015	¥(52,626)	¥12,282	¥225	¥2,075,787

Cash Flows from Operating Activities
Net cash used in operating activities was $6.6 million (¥749.1 million) and $0.5 million (¥52.6 million) for the three months ended March 31, 2016 and 2015, respectively. In 2016, cash outflows were primarily the result of a net loss of $12.6 million (¥1.4 billion) and a decrease of $1.8 million (¥204.7 million) in deferred revenue from collaborations, partially offset by an increase of $4.6 million (¥521.7 million) in accounts receivables from collaborations, $2.7 million (¥304.8 million) in non-cash employee stock compensation expense primarily related to a fully vested market based equity incentive grant held by Dr. Kubota, and a $0.9 million (¥98.1 million) increase in accounts payable. In 2015, cash used in operating activities was primarily the result of a net loss of $3.9 million (¥444.0 million), partially offset by an increase in accrued liabilities of $1.2 million (¥136.5 million) and a $1.2 million (¥140.1 million) increase in deferred rent and lease incentives related to the lease on our corporate headquarters.
Cash Flows from Investing Activities
Net cash provided by investing activities was $5.5 million (¥623.8 million) and $0.1 million (¥12.3 million) for the three months ended March 31, 2016 and 2015, respectively. Cash inflows increased primarily due to of an increase of $4.2 million (¥470.6 million) related to net maturities of marketable securities held as available for sale and a decrease of $0.9 million (¥99.5 million) related to purchases of marketable securities available for sale.
Cash Flows from Financing Activities
Net cash provided by financing activities was $3.7 million (¥421.9 million) and $0.0 million (¥0.2 million) for the three months ended March 31, 2016 and 2015, respectively. Cash inflows from financing activities was primarily the result of $8.3 million (¥936.9 million) of proceeds related to the issuance of common stock related to former employees exercising their stock options during the first quarter. This was partially offset by $4.6 million (¥515.1 million) related to employee tax withholdings for equity awards.

Contractual Obligations and Commitments
In addition to the contractual commitments, which consist of operating leases for corporate office and laboratory space, disclosed in our Annual Kessan-Tanshin for the year ended December 31, 2015, we have not incurred any additional material contractual obligations or commitments outside of the normal course of business.

	FY2015	Q1 FY2016
Shareholders’ equity ratio (%)	94.6%	95.4%
Shareholders’ equity ratio based on market prices (%)	153.4%	544.4%
Debt to annual cash flow ratio (%)	—	—
Interest coverage ratio (times)	—	—

Stockholders' equity ratio: stockholders' equity / total assets
Stockholders' equity ratio based on market prices: market capitalization / total assets
Debt to annual cash flow ratio: interest bearing liabilities / operating cash flows
Interest coverage ratio: operating cash flows / interest payments

(Notes)
1. These indexes are calculated using U.S. GAAP figures.
2. Market capitalization is calculated based on issued and outstanding shares excluding treasury stock.
3. Operating cash flows are the cash flows provided by operating activities on the statements of cash flows.
4. Interest-bearing liabilities include all liabilities on the balance sheets that incur interest.

(3) Qualitative Information on Operating Results Forecast

There are no changes to the earnings projections for the year ending December 31, 2016 released on March 9, 2016.

2. Information for the Summary Information -Others

(1) Changes in significant subsidiaries during the period

Not applicable.

(2) Adoption of accounting methods specific to quarterly financial statements

Not applicable.

(3) Changes in accounting policies, changes in accounting estimates and restatements of prior period financial statements due to error correction

Not applicable.

3. Quarterly Financial Statements and Other Information

(1) Consolidated Balance Sheets
ACUCELA INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2015		March 31, 2016
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,088	¥573,316	$7,720	¥869,896
Investments	106,922	12,047,971	116,224	13,096,120
Accounts receivable from collaborations	6,140	691,855	1,510	170,147
Prepaid expenses and other current assets	2,051	231,107	2,544	286,658
Total current assets	120,201	13,544,249	127,998	14,422,821
Property and equipment, net	920	103,666	846	95,327
Long-term investments	54,515	6,142,750	39,660	4,468,888
Other assets	314	35,382	314	35,382
Total assets	$175,950	¥19,826,047	$168,818	¥19,022,418
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$207	¥23,325	$1,078	¥121,469
Accrued liabilities	3,138	353,590	3,268	368,243
Accrued compensation	2,457	276,855	1,590	179,161
Deferred revenue from collaborations	2,467	277,982	650	73,242
Deferred rent and lease incentives	143	16,113	151	17,014
Total current liabilities	8,412	947,865	6,737	759,129
Commitments and contingencies
Long-term deferred rent, lease incentives, and others	1,104	124,399	1,061	119,554
Total long-term liabilities	1,104	124,399	1,061	119,554
Shareholders’ equity:
Common stock, no par value, 100,000 shares authorized as of March 31, 2016 and December 31, 2015; 37,390 and 36,517 shares issued and outstanding as of March 31, 2016 and December 31, 2015	191,696	21,600,305	201,849	22,744,346
Additional paid-in capital	6,288	708,532	2,873	323,730
Accumulated other comprehensive loss	(575)	(64,791)	(136)	(15,324)
Accumulated deficit	(30,975)	(3,490,263)	(43,566)	(4,909,017)
Total shareholders’ equity	166,434	18,753,783	161,020	18,143,735
Total liabilities and shareholders’ equity	$175,950	¥19,826,047	$168,818	¥19,022,418

See accompanying notes to consolidated financial statements.

(2) Consolidated Statements of Operations
ACUCELA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2015		2016
	(unaudited)

Revenue from collaborations	$7,215	¥812,986	$3,756	¥423,226
Expenses:
Research and development	5,866	660,981	8,919	1,004,993
General and administrative	5,508	620,641	7,780	876,650
Total expenses	11,374	1,281,622	16,699	1,881,643
Loss from operations	(4,159)	(468,636)	(12,943)	(1,458,417)
Other income (expense), net:
Interest income	238	26,818	351	39,551
Other income (expense), net	(19)	(2,141)	18	2,028
Total other income, net	219	24,677	369	41,579
Loss before income tax	(3,940)	(443,959)	(12,574)	(1,416,838)
Income tax benefit (expense)	—	—	(17)	(1,916)
Net loss	$(3,940)	¥(443,959)	$(12,591)	¥(1,418,754)
Net loss per share
Basic	$(0.11)	¥(12)	$(0.34)	¥(38)
Diluted	$(0.11)	¥(12)	$(0.34)	¥(38)
Weighted average shares
Basic	35,809		36,891
Diluted	35,809		36,891
See accompanying notes to consolidated financial statements.

(3) Consolidated Statements of Comprehensive Loss

ACUCELA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Three months ended March 31,
	2015		2016
	(unaudited)
Net loss	$(3,940)	¥(443,959)	$(12,591)	¥(1,418,754)
Other comprehensive income (loss):
Net unrealized gain on securities, net of tax	284	32,001	439	49,467
Comprehensive loss	$(3,656)	¥(411,958)	$(12,152)	¥(1,369,287)

See accompanying notes to consolidated financial statements.

(4) Consolidated Statements of Shareholders' Equity
ACUCELA INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(unaudited) (in thousands ($US))

			Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Common Stock
	Shares	Amount
Balance at December 31, 2014	35,809	186,589	3,601	(361)	(5,466)	184,363
Stock-based compensation	—	—	8,940	—	—	8,940
Issuance of restricted shares of common stock	904	—	—	—	—	—
RSUs withheld for employee payroll taxes	(207)	—	(1,165)	—	—	(1,165)
Common stock issued in connection with stock option exercises	11	17	(12)	—	—	5
Excess net tax benefit related to IPO costs	—	—	14	—	—	14
Net loss	—	—	—	—	(25,509)	(25,509)
Vesting of restricted stock and exercise of options	—	5,090	(5,090)	—	—	—
Unrealized loss on marketable securities available for sale	—	—	—	(214)	—	(214)
Balance at December 31, 2015	36,517	191,696	6,288	(575)	(30,975)	166,434
Stock-based compensation	—	—	2,705	—	—	2,705
Issuance of restricted shares of common stock	12	—	—	—	—	—
RSUs withheld for employee payroll taxes	(141)	—	(1,539)	—	—	(1,539)
Common stock issued in connection with stock option exercises	1,002	5,995	(423)	—	—	5,572
Net loss	—	—	—	—	(12,591)	(12,591)
Vesting of restricted stock and exercise of options	—	4,158	(4,158)	—	—	—
Unrealized gain on marketable securities available for sale	—	—	—	439	—	439
Balance at March 31, 2016	37,390	$201,849	$2,873	$(136)	$(43,566)	$161,020

See accompanying notes to consolidated financial statements.

(4) Consolidated Statements of Shareholders' Equity (Continued)
ACUCELA INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(unaudited) (in thousands (JPY))

			Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Common Stock
	Shares	Amount
Balance at December 31, 2014	35,809	¥21,024,848	¥405,760	¥(40,677)	¥(615,908)	¥20,774,023
Stock-based compensation	—	—	1,007,360	—	—	1,007,360
Issuance of restricted shares of common stock	904	—	—	—	—	—
RSUs withheld for employee payroll taxes	(207)	—	(131,272)	—	—	(131,272)
Common stock issued in connection with stock option exercises	11	1,916	(1,353)	—	—	563
Excess net tax benefit related to IPO costs	—	—	1,578	—	—	1,578
Net loss	—	—	—	—	(2,874,355)	(2,874,355)
Vesting of restricted stock and exercise of options	—	573,541	(573,541)	—	—	—
Unrealized loss on marketable securities available for sale	—	—	—	(24,114)	—	(24,114)
Balance at December 31, 2015	36,517	21,600,305	708,532	(64,791)	(3,490,263)	18,753,783
Stock-based compensation	—	—	304,799	—	—	304,799
Issuance of restricted shares of common stock	12	—	—	—	—	—
RSUs withheld for employee payroll taxes	(141)	—	(173,414)	—	—	(173,414)
Common stock issued in connection with stock option exercises	1,002	675,517	(47,663)	—	—	627,854
Net loss	—	—	—	—	(1,418,754)	(1,418,754)
Vesting of restricted stock and exercise of options	—	468,524	(468,524)	—	—	—
Unrealized gain on marketable securities available for sale	—	—	—	49,467	—	49,467
Balance at March 31, 2016	37,390	¥22,744,346	¥323,730	¥(15,324)	¥(4,909,017)	¥18,143,735

See accompanying notes to consolidated financial statements.

(5) Consolidated Statements of Cash Flows
ACUCELA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended March 31,
	2015		2016
	(unaudited)
Cash flows from operating activities
Net loss	$(3,940)	¥(443,959)	$(12,591)	¥(1,418,754)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	120	13,522	76	8,582
Stock-based compensation	342	38,537	2,705	304,799
Amortization net of premium/discount on marketable securities	561	63,213	434	48,911
Deferred taxes	103	11,606	—	—
Changes in operating assets and liabilities:
Accounts receivable from collaborations	373	42,030	4,630	521,708
Prepaid expenses and other current assets	39	4,390	(184)	(20,769)
Accounts payable	569	64,115	871	98,144
Accrued liabilities	1,211	136,455	130	14,648
Accrued compensation	(268)	(30,198)	(867)	(97,694)
Deferred rent and lease incentives	1,243	140,061	(35)	(3,944)
Deferred revenue from collaborations	(820)	(92,398)	(1,817)	(204,740)
Net cash used in by operating activities	(467)	(52,626)	(6,648)	(749,109)
Cash flows from investing activities
Purchases of marketable securities available for sale	(22,541)	(2,539,920)	(21,658)	(2,440,388)
Maturities of marketable securities available for sale	23,020	2,593,894	27,196	3,064,445
Net additions to property and equipment	(370)	(41,692)	(2)	(243)
Net cash provided by investing activities	109	12,282	5,536	623,814
Cash flows from financing activities
Equity awards withheld for tax liability	—	—	(4,571)	(515,059)
Proceeds from issuance of common stock	2	225	8,315	936,934
Net cash provided by financing activities	2	225	3,744	421,875
Increase (decrease) in cash and cash equivalents	(356)	(40,119)	2,632	296,580
Cash and cash equivalents—beginning of period	18,778	2,115,906	5,088	573,316
Cash and cash equivalents—end of period	$18,422	¥2,075,787	$7,720	¥869,896

See accompanying notes to consolidated financial statements.

(6) Note regarding Assumption of Going Concern

None noted as of the date of filing of this report.

(7) Note regarding Significant Changes in the Amount of Shareholders' Equity

None noted as of the date of filing of this report.

(8) Notes on the Consolidated Financial Statements

Note 1 -    Business and Basis of Presentation
Business
Acucela Inc. and its subsidiaries (the “Company”, “we,” “our” and “us”) are clinical stage ophthalmology companies that specialize in identifying and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases affecting millions of people worldwide. In 2008, we and Otsuka Pharmaceutical Co., Ltd., or Otsuka, entered into a definitive agreement to co-develop Emixustat hydrochloride, or Emixustat, our lead investigational compound, which is currently being evaluated in a Phase 2b/3 clinical trial in subjects with geographic atrophy secondary with dry age-related macular degeneration, or AMD.

Proposed Redomicile Transaction

In March 2016, we announced our intention to pursue a corporate reorganization of the Company by conducting a triangular merger, or the Triangular Merger, pursuant to which the ultimate parent company holding the operations of the Company would be domiciled in Japan. Such transaction is referred to as the Redomicile Transaction. If consummated, the Redomicile Transaction would result in the Company’s shareholders holding shares in Acucela Japan KK, or Acucela Japan, a Japanese joint stock corporation and the Company’s wholly-owned subsidiary. Consummation of the Redomicile Transaction would be subject to several conditions, including the approval of the Redomicile Transaction by a majority of the Company’s common stock shareholders entitled to vote on the Redomicile Transaction at the Company’s forthcoming annual meeting; the registration with the U.S. Securities and Exchange Commission, or SEC, of the shares of Acucela Japan to be distributed in the Redomicile Transaction; and, that the shares of Acucela Japan to be distributed in the Redomicile Transaction are authorized for listing on the Tokyo Stock Exchange, or TSE. Should the Redomicile Transaction be consummated, the Company would merge with and into Acucela North America Inc., or US Merger Co, a Washington corporation and wholly-owned subsidiary of Acucela Japan. US Merger Co would continue as the surviving corporation. In connection with the Redomicile Transaction, Acucela Japan, the new parent, intends to apply for listing on the Mothers market of the TSE. We expect to complete the Redomicile Transaction during the second half of 2016. There is no assurance that we will be able to complete the Redomicile Transaction in a timely manner, if at all, or achieve the expected benefits we expect to see. Please refer to the Timely Disclosure Document filed by the Company on March 29, 2016 for further details regarding the Redomicile Transaction.

Basis of Presentation
Unaudited Interim Financial Information
We have prepared the accompanying consolidated financial statements pursuant to the rules and regulations of the SEC for interim financial reporting. These consolidated financial statements are unaudited and, in our opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of our balance sheets, operating results, and cash flows for the periods presented. Operating results for the periods presented are not necessarily indicative of the results that may be expected for full 2016 fiscal year. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the

United States, or GAAP, have been omitted in accordance with the rules and regulations of the SEC. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes in the Annual Securities Report for the year ended December 31, 2015.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Acucela Japan KK, which was organized under the laws of Japan on December 11, 2015. Through the period ended March 31, 2016, Acucela Japan KK has not commenced operations. We eliminate all intercompany balances and transactions in consolidation.

Presentation of the cash flow

Prior year presentation of cash flows includes a re-classification to conform with the current year presentation of purchased interest on marketable securities.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.
Segments
We operate in one segment, pharmaceutical product development. All of our significant assets are located in the United States. During the three months ended March 31, 2016 and 2015, all revenue was generated in the United States.

Note 2 - Per Share Information
(Unit: in thousands, except for per share data)

	FY2015 Q1	FY2016 Q1
Numerator:
	$(3,940)	$(12,591)
Net loss	¥(443,959)	¥(1,418,754)
Denominator:
Weighted-average shares outstanding—basic (shares)	35,809	36,891
Dilutive effect of stock options, RSUs and restricted stock awards	—	—
Diluted weighted average shares of common stock outstanding (shares)	$35,809	$36,891
	$(0.11)	$(0.34)
Basic net loss per share (common stock)	¥(12)	¥(38)
	$(0.11)	$(0.34)
Diluted net loss per share (common stock)	¥(12)	¥(38)

For the three months ended March 31, 2016, equity awards of 1,306,947 were excluded from the calculation of diluted net income (loss) per share because the impact was anti-dilutive.

Note 3 - Significant Subsequent Events
In April 2016, we announced our execution of an exclusive license agreement with the University of Manchester, or UoM, whereby we will develop and commercialize UoM’s human rhodopsin based optogenetic gene therapy for the treatment of retinal degenerative disease, including retinitis pigmentosa. We paid a non-refundable fee of $0.2 million (¥24.4 million) in connection with the execution of the agreement, which will be expensed during the second quarter.

Note 4 - Difference between US GAAP and Japanese GAAP

The quarterly consolidated financial statements of Acucela Inc. presented in this Report conform with accounting principles generally accepted in the United States of America ("US GAAP"). Such principles vary from the accounting principles generally accepted in Japan (“Japanese GAAP”). Significant differences between Japanese GAAP and US GAAP are summarized below. These differences are not necessarily the only differences and other differences may exist:

US GAAP	Japanese GAAP
Revenue Recognition	Revenue Recognition
In the United States, in accordance with the authoritative accounting guideline (which summarizes the views of certain of the staff of the Securities and Exchange Commission (the "SEC")) publicized and amended by the SEC, revenue shall be recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery of products has occurred or services have been rendered; (3) the seller's price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured. In addition, another authoritative accounting guideline on revenue recognition has been added to arrangements in which multiple products or services are provided; the amendment has been applicable to the Company prospectively, as from November 1, 2010.

In Japan, the authoritative guidance states that revenues are recognized upon sale of goods or provision of services in accordance with the principle of realization. The authoritative guidance in Japan is not as prescriptive as US GAAP.

In the United States, in October 2009, the FASB amended the guideline on revenue recognition with regard to multi-element arrangements. The guideline has eliminated the residual method of allocation with regard to revenue recognition and requires that if neither vendor-specific objective evidence (VSOE) nor third-party evidence (TPE) is available, management's best estimate of the selling price of each element in the relevant arrangement be used.

Furthermore, in April 2010, the FASB publicized guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions; the guidance was early adopted by the Company as of December 31, 2009.

Marketable Securities	Marketable Securities
At each reporting period, the Company determines whether a decline in the value of marketable securities and investments is temporary, based on the criteria that include the duration and extent of the market decline, the financial position and business outlook of the issuer and the intent and ability of the Company to retain the marketable securities and investments for a sufficient period of time for anticipated recovery in fair value. If a decline in the value of marketable securities and investments is determined to be other than temporary, the difference between the book value and the fair value shall be recorded as an impairment charge in the statement of income.

For securities where there is a market price or rationally calculable value, the fair value after the significant drop should be used as the new book value, unless the fair value is expected to recover. The valuation differences are treated as loss for the accounting period.

Compensated Absences	Compensated Absences
Under ASC Topic 710, Compensation - General 10-25, a liability for compensation for future absences is recorded if certain criteria are met.	There is no requirement to record accruals for compensated absences under Japanese GAAP.
Stock Option	Stock Option
In the United States, stock-based compensation, including stock options, shall be accounted for in accordance with the guidance of ASC Topic 718, Compensation - Stock Compensation. The guidance, which requires the recognition of cost of all stock-based payment transactions on the financial statements, requires entities to determine fair value as a measuring object and apply a measurement method based on fair value in accounting for stock-based payment transactions.

In Japan, in accordance with the Accounting Standards Board of Japan (ASBJ) Accounting Standard - ASBJ Statement No. 8, Accounting Standard for Stock-based Payment, with regard to stock options granted on or after May 1, 2006, such compensation costs shall be recognized based on fair appraisal value thereof as of the grant date for the period from the grant date of the stock options to the date on which the stock options become exercisable, and the corresponding amount shall be recorded as a separate item in the "net assets section" of the balance sheet. With regard to stock options granted prior to May 1, 2006, no specified accounting standard exist and generally, no compensation cost is recognized. The stock acquisition right account would be reversed when the options are expired unused and reversal gain is recognized in earnings.

Research and Development	Research and Development
In the United States, in accordance with ASC 730, "Research and Development Arrangements", nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities shall be deferred, and shall be amortized for the period during which goods or services are used or rendered, based on the evaluation of their recoverability.
In Japan, no such accounting treatment is required.

Fair Value	Fair Value
In the United States, ASC Topic 820, Fair Value Measurements and Disclosures defines fair value, provides a framework for fair value measurements and expands disclosures about fair value measurements. With regard to the definition of fair value, while the guidance under Topic 820 still uses the concept of a price for exchange, it expressly provides that the price is a price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants on the measurement date. ASC Topic 820 emphasizes that fair value is a market-based value and is not an entity-specific value. It also establishes a multi-level hierarchy of fair values as a framework for fair value measurements and requires expanded disclosures of assets and liabilities measured at fair value.

In Japan, there is no comprehensive accounting standard for fair value measurements. In the respective accounting standards for financial instruments and nonfinancial assets and liabilities, fair value is defined as a value based on a market price or if no market price is available, a reasonably assessed value.

Subsequent Event Disclosure	Subsequent Event Disclosure
The scope is events or transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued. Financial statements are considered available to be issued when they are complete in a form and format that complies with GAAP and all approvals necessary for issuance have been obtained.

“Audit Treatment for Subsequent Events” defines subsequent events, which are within the scope of the financial statements review, as events which occur after the balance sheet date and before the reporting date. Because it includes the definition, scope and treatment of subsequent events, it is used as a practical guide for accounting. In addition, it sets the rules for the events which occur after the reporting date and before the submission date of the quarterly security report.

Changes in Directors, Officers and Corporate Auditors

•	Directors

Not applicable.

•	Officers
Not applicable.

•	Corporate Auditors

Not applicable.